Exhibit 5.1

OPINION OF HOLLAND & KNIGHT LLP

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

March 18, 2005

Kforce Inc.

1001 East Palm Avenue

Tampa, FL 33605

Ladies and Gentlemen:

We have acted as special counsel to Kforce Inc. (the “Company”), in connection with the transactions contemplated by the Asset Purchase Agreement, dated as of December 3, 2004, by and between the Company and VistaRMS, Inc. and each of the shareholders of VistaRMS, Inc. (the “Agreement”). We issue this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission for the resale of up to 2,288,340 shares of Common Stock, $0.01 par value (the “Shares”), which were issued and sold pursuant to the Agreement. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm, in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours

/s/ Holland & Knight LLP
Holland & Knight LLP